Exhibit 10.1
August 31, 2006

Len Foxman
Eagle Test Systems, Inc.
2700 Millbrook Drive
Buffalo Grove, IL 60089
Dear Len:
As you know, the Company is in the process of developing a compensation plan for its executive team, including a review of salaries. To facilitate that process you and we have agreed to extend your Employment Agreement which expires September 30, 2006 (the “Agreement”) through December 31, 2006
Accordingly, the period for notice referred to in Section 2 of the Agreement with respect to the period ending September 30, 2006 will be deemed timely given if given at any time prior to December 1, 2006.
Please indicate your agreement by signing in the space indicated below.
Yours very truly,
Eagle Test Systems, Inc.

By:	/s/ Michael Child
Michael Child, on behalf of the
Company and the Compensation Committee

Agreed:
      /s/ Len Foxman
Len Foxman